Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended March 31, 2003 and 2002
(in millions, except per share amounts)

	First Quarter

	2003	2002

	(unaudited)
AUTOMOTIVE
Sales	$34,200	$32,171
Costs and expenses
Cost of sales	31,084	29,923
Selling, administrative and other expenses	2,313	2,308

Total costs and expenses	33,397	32,231

Operating income/(loss)	803	(60)

Interest income	148	112
Interest expense	313	361

Net interest income/(expense)	(165)	(249)
Equity in net income/(loss) of affiliated companies	21	(61)

Income/(loss) before income taxes — Automotive	659	(370)
FINANCIAL SERVICES
Revenues	6,688	7,290
Costs and expenses
Interest expense	1,644	1,988
Depreciation	2,567	2,561
Operating and other expenses	1,206	1,438
Provision for credit and insurance losses	593	960

Total costs and expenses	6,010	6,947

Income/(loss) before income taxes — Financial Services	678	343

TOTAL COMPANY
Income/(loss) before income taxes	1,337	(27)
Provision for/(benefit from) for income taxes	336	(20)

Income/(loss) before minority interests	1,001	(7)
Minority interests in net income of subsidiaries	102	73

Income/(loss) from continuing operations	899	(80)
Income/(loss) from discontinued/held-for-sale operations	(3)	(12)
Cumulative effect of change in accounting principle	—	(1,002)

Net income/(loss)	$896	$(1,094)

Income/(loss) attributable to Common and Class B Stock after preferred stock dividends	$896	$(1,098)
Average number of shares of Common and Class B Stock outstanding	1,832	1,807
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.49	$(0.05)
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.55)

Net income/(loss)	$0.49	$(0.61)
Diluted income/(loss)
Income/(loss) from continuing operations	$0.45	$(0.05)
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.55)

Net income/(loss)	$0.45	$(0.61)

Cash dividends	$0.10	$0.10